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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF COMMUNITY PSYCHIATRIC CENTERS]



FOR IMMEDIATE RELEASE

           Community Psychiatric Centers Announces Agreement to Sell
        U.S. Psychiatric Operations to Behavioral Healthcare Corporation
                   and Expansion of Stock Repurchase Program

     LAS VEGAS, NEVADA, October 22, 1996 -- Community Psychiatric Centers (CPC) [NYSE:CMY] today announced that it has reached a definitive agreement with privately-held Behavioral Healthcare Corporation to sell CPC's psychiatric operations in the U.S. and Puerto Rico to BHC for a combination of cash and BHC stock. Total purchase price of the transaction is in the range of $130 to $165 million, consisting of $60 million in cash to CPC and BHC stock and stock equivalents valued by CPC in the range of $70 to $105 million, based upon multiples generally accorded to publicly-traded psychiatric hospitals. In addition, CPC will realize a tax benefit from this transaction by substantially offsetting the gain attributable to the sale of its United Kingdom operations.

     Following closely on the heels of the sale of CPC's U.K. psychiatric operations for $136 million, or 14 times pretax earnings, the transaction marks CPC's evolution from a psychiatric services company to a provider of long-term acute care hospital services.

     The new psychiatric company will retain the Behavioral Healthcare Corporation name and will be based out of BHC's Nashville headquarters. The combined entity, which will form the second largest psychiatric hospital network in the U.S., will have 38 hospitals and 4 residential treatment centers in 18 states and Puerto Rico comprising approximately 3,500 beds. For the trailing 12 months as of July 31, 1996, pro forma annualized net revenues (including net revenues of four hospitals BHC is purchasing from United Psychiatric Group) were approximately $309 million. Pro forma net earnings and EBIDTA for the combined entity were approximately $13.0 million and $39.1 million, respectively. Based on the proposed ownership structure, CPC's share of the pro forma earnings would have been approximately $5.7 million (or $0.13 per share of CPC stock).

     The transaction, which is subject to regulatory approvals and certain other conditions, is expected to close by November 30, 1996. BHC has received an indication of intent to provide all financing to complete this transaction on an underwritten basis from two leading financial institutions.
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       Richard L. Conte, 42, CPC's chairman and chief executive officer, will serve as BHC's chairman. Edward Stack, 50, BHC's founder and current president and CEO, will be CEO of the new BHC. William Hale, 51, current president of CPC's U.S. Psychiatric division, will serve as BHC's senior vice president for operations. Michael E. Davis, 39, BHC's current chief financial officer, will continue as CFO for the new company. Serving as vice presidents of operations will be Charles E. Smith, 52, chief operating officer of CPC's U.S. Psychiatric division, and Bruce Waldo, 46, currently vice president of operations at BHC.

       Stack, formerly president of HCA Psychiatric Company Western Group, launched BHC with backing from venture capitalist firms and other investors in 1993, starting with the acquisition of six HCA psychiatric hospitals. Welsh, Carson, Anderson & Stowe, a New York venture capitalist firm, is the single largest investor in BHC. Additional acquisitions, including the recently announced UPG purchase, have brought BHC's total to 17 hospitals.

       In addition to Edward Stack and Richard Conte, serving on the BHC Board of Directors will be current BHC Chairman Russel L. Carson and Richard H. Stowe of Welsh, Carson, Anderson & Stowe; Neil R. Anderson, Jack O. Bovender, Jr., Helen King Cummings, former Tennessee Governor Winfield C. Dunn, Howard C. Landis, Wendy L. Simpson, CPC's chief operating officer and chief financial officer, and Robert L. Thomas, a CPC Board member and the former executive director of the National Association of Psychiatric Health Systems.

       CPC, which currently operates 25 hospitals in the U.S. and Puerto Rico, was the first investor-owned hospital management company to specialize in acute psychiatric care when it went public in 1969. Upon Richard Conte's assumption of the chairman and CEO position in 1992, CPC launched an aggressive expansion of the company's U.K. operations and created a new subsidiary to develop and operate long-term acute care hospitals called Transitional Hospitals Corporation (THC), in order to reduce the company's dependence on the U.S. psychiatric business in the wake of a nationwide industry downturn.

       Following the transaction CPC's primary business will be THC, and pending shareholder approval at the company's annual meeting on November 8, the company intends to change its name to Transitional Hospitals Corporation. THC currently operates 14 hospitals and two satellite facilities, has two more facilities in the final stages of development, and is evaluating numerous other development projects and potential acquisitions across the country. THC's net operating revenues and net earnings through the first nine months of fiscal 1996 totaled $179.7 million and $7.8 million, or $0.18 per share, respectively.

       The sale of CPC's U.S. psychiatric business to BHC will further enhance the company's balance sheet, which had already been strengthened by net proceeds amounting to $97 million from the sale of its U.K. operations. After the close of the BHC transaction and receipt of an expected tax refund, there will be approximately $150 million in cash and just $25 million in debt on CPC's balance sheet.

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     The company plans to use its cash position to accelerate THC's expansion, and to continue to take advantage of opportunities to buy back stock in the open market to increase shareholder value. Today CPC's Board of Directors voted to approve the expenditure of up to $50 million to repurchase the company's shares--a program which is incremental to a $25 million buyback program authorized by the Board in August 1996. To date, the company has spent approximately $17 million to repurchase more than 2 million of its shares at an average price of $8.12.

     BHC plans to take the new combined psychiatric company public as soon as market conditions and BHC's strategy permit. It is CPC's intention to retain approximately 20% of the shares outstanding in the new public company, while releasing the remaining 42% into the stock market in a manner most advantageous to the company and its shareholders.

     Commenting on the transaction, Richard L. Conte said, "Selling our U.S. psychiatric operations to BHC fulfills a number of key objectives for the company. We believe that combining CPC and BHC operations will provide economies of scale that will allow BHC to operate more cost-efficiently and better compete in today's cost-conscious psychiatric industry environment. We also believe in Ed Stack's leadership and management abilities, which combined with the experience of CPC's executives, gives us confidence that our stake in the new BHC and our collective strategy to further consolidate and "roll-up" the industry has the potential to be a rewarding one for both CPC's and BHC's investors."

     Conte continued, "On behalf of THC, we will greatly strengthen our balance sheet and realize significant tax savings to offset the substantial taxable gain from the sale of our U.K. division. Our strong cash position will facilitate expansion of our long-term care operations, through acquisitions of both individual hospitals and small chains, as well as the extension of our stock repurchase program. We will reduce overhead significantly by eliminating about 60 positions and transferring some positions to BHC, at an estimated savings in salaries and benefits of approximately $7 million, which does not include expected savings in personnel expenses such as travel and supplies. Of course, another key benefit to this transaction is that senior management now will be free to focus our time and attention on enhancing the operations of our THC hospitals."

     Ed Stack commented, "CPC's psychiatric operations are an excellent fit with BHC. Geographically, we will gain a much broader presence in key markets across the country. Strategically, both companies have been concentrating on building a full continuum of psychiatric and behavioral care services, and developing and operating fully integrated behavioral health care delivery systems in selective markets. CPC brings considerable experience in psychiatric operations to our company, and we are excited by this opportunity to expand the markets we serve with quality behavioral care services, and to strengthen our position as a leading provider to managed care and government payers."

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     Information in this release that is not historical should be considered forward-looking and is based on management's estimates and assumptions. These statements are subject to risk and uncertainty and there can be no assurance that these future results will be achieved. Readers are cautioned that a number of factors could adversely affect the company's ability to achieve these results, including industry factors described in the company's Annual Report on Form 10-K. Other important factors affecting certain statements in this release that could cause results to differ materially are uncertainties related to the securities markets and the timing and ability of the parties to the transaction to satisfy all conditions required to complete the transaction.

                                     #####

Contact: Suzanne Shirley, Sr. VP-Corporate & Investor Relations, October 22
         only - (813) 874-6359; Las Vegas office: (702) 257-3663 or -3600

A CONFERENCE CALL WILL BE HELD WED., OCT. 23 AT 10 A.M. EASTERN TIME.  CALL IN
(800) 390-8118, 15 MINUTES AHEAD OF CALL.

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